Exhibit 99.1

Prospect Capital Announces September 2026 Results and $200 Million Common Share Repurchase Program

NEW YORK, November 4, 2026 (GLOBE NEWSWIRE) – Prospect Capital Corporation (NASDAQ: PSEC) (“Prospect”, “our”, or “we”) today announced financial results for our fiscal quarter ended September 30, 2026.

FINANCIAL RESULTS

All amounts in $000’s except per share amounts (on weighted average basis for period numbers)	Quarter Ended	Quarter Ended	Quarter Ended
	September 30, 2026	June 30, 2026	September 30, 2025

Net Investment Income (“NII”)	$76,359	$77,692	$79,350
NII per Common Share	$0.15	$0.15	$0.17
Interest as % of Total Investment Income	87.4%	90.1%	96.7%

Net Income (Loss) Applicable to Common Shareholders	$(53,448)	$(38,091)	$48,087
Net Income (Loss) per Common Share	$(0.10)	$(0.08)	$0.10

Distributions to Common Shareholders	$55,256	$57,988	$62,393
Distributions per Common Share	$0.105	$0.115	$0.135
Cumulative Paid and Declared Distributions to Common Shareholders(1)	$4,869,192	$4,809,658	$4,633,799
Cumulative Paid and Declared Distributions per Common Share(1)	$22.24	$22.14	$21.79

Total Assets	$6,038,758	$6,448,627	$6,641,870
Total Liabilities	$1,612,574	$1,945,331	$2,012,561
Perpetual Preferred Stock	$1,551,095	$1,574,450	$1,624,519
Net Asset Value (“NAV”) to Common Shareholders	$2,875,089	$2,928,846	$3,004,790
NAV per Common Share	$5.36	$5.71	$6.45

Balance Sheet Cash + Undrawn Revolving Credit Facility Commitments	$1,872,364	$1,602,744	$1,524,462

Net of Cash Debt to Total Assets	25.0%	28.6%	28.2%
Net of Cash Debt to Total Equity Ratio(2)	33.9%	40.7%	39.9%
Net of Cash Asset Coverage of Debt Ratio(2)	395%	345%	350%
Interest Coverage(3)	375%	366%	339%

Unsecured Debt + Perpetual Preferred Equity as % of Total Debt + Perpetual Preferred Equity	90.7%	83.7%	80.8%
Unsecured and Non-Recourse Debt as % of Total Debt	100.0%	100.0%	100.0%

(1)Declared dividends are through the January 2027 distribution. November 2026 through January 2027 distributions are estimated based on shares outstanding as of 11/3/2026.
(2)Including our perpetual preferred stock as equity.
(3)Calculated as (Net Investment Income + Interest Expense + Incentive Fees) / Interest Expense.

CASH COMMON SHAREHOLDER DISTRIBUTION DECLARATION

Prospect is declaring distributions to common shareholders as follows:

Monthly Cash Common Shareholder Distribution	Record Date	Payment Date	Amount ($ per share)
November 2026	11/25/2026	12/21/2026	$0.0350
December 2026	12/29/2026	1/20/2027	$0.0350
January 2027	1/27/2027	2/17/2027	$0.0350

Taking into account past distributions and our current share count for declared distributions, since inception through our January 2027 declared distribution, Prospect will have distributed $22.24 per share to original common shareholders, aggregating approximately $4.9 billion in cumulative distributions to all common shareholders.

Since Prospect’s initial public offering in July 2004 through September 30, 2026, Prospect has invested approximately $23 billion in more than 450 investments, exiting over 350 of these investments.

Since Prospect's initial public offering in July 2004 through September 30, 2026, Prospect's exited investments have resulted in an investment level exited gross internal rate of return ("IRR") of approximately 12% (based on total capital invested of approximately $13.7 billion and total proceeds from such exited investments of approximately $17.7 billion).

In Prospect’s primary business of middle market lending since 2004, Prospect’s exited investments resulted in an investment level exited gross IRR of approximately 14.5% (based on total capital invested of approximately $11.5 billion and total proceeds from such exited investments of approximately $14.8 billion), with an annualized realized loss rate of 0.2%.

Middle-Market Lending Track Record	Overall	Exited
Investments	364	294
Total Capital Invested	$17.4 billion	$11.5 billion
Total Proceeds	$19.6 billion	$14.8 billion
Amount Remaining(1)	$4.9 billion	$0 billion
Total	$24.5 billion	$14.8 billion

Exited Gross IRR		14.5%

Credit Statistics	Reference(2)	PSEC Average
Middle-Market Net Leverage	6.1x	4.8x
Middle-Market Cash Interest Coverage	160%	211%
Annualized Net Realized Loss Rate	1.0%	0.2%(3)

(1)Amount remaining represents the fair value of investments and any additional net interest receivable.
(2)Reference Middle-Market Net Leverage and Middle-Market Cash Interest Coverage from KBRA Private Credit: Q2 2026 Middle Market Compendium. Such quarterly report includes median statistics for 2,785 unique global middle-market sponsored borrowers assessed over the last twelve months ended June 30, 2026. Reference Loss Rate is calculated by taking the default rate * (1 – the recovery rate). The default rate is calculated by taking the PitchBook average monthly reported LTM default rate for leveraged loans from September 2004 through June 2026. The recovery rate reflects Moody’s average assumption from its loss given default framework used for speculative-grade issuers.
(3)PSEC annualized net realized loss rate defined as realized gains/(losses) on investments as a percentage of total invested capital since inception, divided by the number of years since inception for the respective investments.

Drivers focused on optimizing our business include:

(1) rotation of assets into and increased focus on our core business of first lien senior secured middle market loans (with our first lien mix increasing 740 basis points to 71.5% (based on cost) from June 2024), including investments in companies with smaller funded private equity sponsors, independent sponsors, and no third party financial sponsors;

(2) reduction in our second lien senior secured middle market loans (with our second lien mix decreasing 534 basis points to 11.1% (based on cost) from June 2024);

(3) exit of our subordinated structured notes portfolio (with our subordinated structured notes mix decreasing 837 basis points to 0.0% (based on cost) from June 2024);

(4) exit of targeted lower yielding equity linked assets, including real estate properties (with six additional properties sold in the last twelve months ended September 30, 2026) and certain corporate investments (such as the exit of Echelon Transportation, LLC in February 2026 and Valley Electric Company, Inc. in July 2026), with other potential exits targeted and in process;

(5) enhancement of portfolio company operating performance and profitability, including through adoption of AI and automation initiatives focused on enhancing revenues and producing cost efficiencies; and

(6) utilization of our cost effective floating rate revolver (which significantly matches our majority floating rate assets) while continuing to operate with one of the lowest debt leverage levels in the industry (25.0% net of cash debt to total assets as of September 30, 2026).

On July 1, 2026, Prospect closed the successful sale of its portfolio company Valley Electric, with total consideration of approximately $328 million (subject to post-closing adjustments and payments). Over the life of the Valley Electric investment since 2012 and including expected net exit proceeds of approximately $281 million (including potential post-closing adjustments and payments), together with prior interest on debt, equity distributions, and other cash flow streams, Prospect achieved a 20.5% realized gross annualized internal rate of return (“IRR”) and 4.8 times multiple of invested capital.

On October 27, 2026 Prospect signed a definitive agreement to sell its approximately 8.3% equity stake in RGIS Services, LLC for approximately $22.0 million, generating a 13.6% IRR and 1.6x times multiple of invested capital, with closing expected within 45 days of signing, subject to customary and regulatory approvals.

In our middle market lending strategy, which represented 84% of our investments at cost as of September 30, 2026, we continued our focus on first lien senior secured loans during the quarter. Middle market investments comprised 83% of our $90.5 million of originations during the September 2026 quarter. Investments during the quarter included follow-on investments in existing portfolio companies to support acquisitions, working capital needs, organic growth initiatives, and other objectives.

As of September 30, 2026, our portfolio included 1.8% (based on fair market value) of investments in software companies, significantly lower than the 22% average across publicly traded business development companies included in a June 9, 2026 Oppenheimer equity research report.

Our real estate property portfolio at National Property REIT Corp. (“NPRC”) totaled 15.3% of our investments at cost as of September 30, 2026 and continued its focus on already developed, occupied, and cash flowing multifamily investments. Since the inception of this strategy in 2012 and through September 30, 2026, we have exited 60 property investments that have earned an unlevered investment-level gross cash IRR of 23% and cash on cash multiple of 2.4 times. We exited six property investments in the last twelve months ended September 30, 2026. The remaining real estate property portfolio as of September 30, 2026 included 50 properties. These properties provide an opportunity over time for Prospect selectively to exit such investments and recycle into more and higher yielding corporate first lien senior secured loans with selected equity linked investments outside of NPRC. Our aggregate investment in NPRC included a $159 million unrealized gain as of September 30, 2026.

Our senior management team and employees own 26% of all common shares outstanding or approximately $0.7 billion of our common equity as measured at NAV.

PORTFOLIO UPDATE AND INVESTMENT ACTIVITY

All amounts in $000’s except per unit amounts	As of	As of	As of
	September 30, 2026	June 30, 2026	September 30, 2025

Number of Portfolio Companies	85	91	92
Number of Industries	31	31	32

Total Investments at Cost	$5,944,319	$6,315,369	$6,532,842
First Lien Debt	71.5%	72.5%	71.1%
Second Lien Debt	11.1%	11.9%	13.5%
Total Senior Secured Debt	82.6%	84.4%	84.6%
Unsecured Debt	0.1%	0.1%	0.1%
Subordinated Structured Notes	—%	—%	0.3%
Equity Investments	17.3%	15.5%	15.0%
Total Investments (1)	100.0%	100.0%	100.0%

Total Investments at Fair Value	$5,944,478	$6,342,558	$6,513,456
First Lien Debt	67.9%	67.6%	67.6%
Second Lien Debt	9.6%	9.1%	9.9%
Total Senior Secured Debt	77.5%	76.7%	77.5%
Unsecured Debt	0.1%	0.1%	0.1%
Subordinated Structured Notes	—%	—%	0.3%
Equity Investments	22.4%	23.2%	22.1%
Total Investments (2)	100.0%	100.0%	100.0%

Non-Accrual Loans as % of Total Investments at Cost	1.8%	4.7%	6.1%
Non-Accrual Loans as % of Total Investments at Fair Value	0.2%	0.7%	0.7%

(1)Calculated at cost.
(2)Calculated at fair value.
(3)Since the quarter ended September 30, 2026 we have received $69.4M of second lien debt repayments which would bring our second lien debt to 10.0% of investments at cost and 8.6% of total investments at fair value.

During the June 2026 and September 2026 quarters, investment originations (including follow on investments in existing portfolio companies) and repayments were as follows:

All amounts in $000’s	Quarter Ended	Quarter Ended
	September 30, 2026	June 30, 2026

Total Originations	$90,477	$166,321

Middle-Market	83.4%	90.5%
Real Estate	16.6%	9.5%
Other	—%	—%

Total Repayments and Sales	$257,372	$45,827

Originations, Net of Repayments and Sales	$(166,895)	$120,494

For additional disclosure see “Primary Origination Strategies” at the end of this release.

ARTIFICIAL INTELLIGENCE AND AUTOMATION INITIATIVES

Prospect, together with affiliates, and including portfolio company executives and external advisors, has a broad and deep cross-functional team that includes software and information technology engineers, portfolio company operations professionals, and other individuals focused on bringing best practice artificial intelligence (“AI”) and automation initiatives to both Prospect’s operations and that of its portfolio companies, especially those companies where Prospect holds not just senior secured debt but also equity, whereby Prospect can capture economic upside from profit enhancements (including revenue increase projects and cost efficiencies) in such businesses.

“Prospect is actively assessing and implementing the best use cases for artificial intelligence and automation within our critical business processes, in our investment processes and operations and in portfolio company operations,” said John Barry, Prospect Chairman and Chief Executive Officer. “AI is the most transformational game changer to come along in a generation, and we expect profit enhancing results within our businesses. Prospect has a long history of innovation and first to market accomplishments, including in the business development company industry. Our welcome of AI and automation is consistent with our history of innovation.”

CAPITAL AND LIQUIDITY

Our multi-year, long-term laddered and diversified historical funding profile over our more than 22-year history has included our current $2.1 billion Revolving Credit Facility (aggregate commitments with 48 current lenders), program notes, institutional bonds, convertible bonds, listed preferred stock, and program preferred stock. We continue to prefund and have retired multiple upcoming maturities. On October 14, 2026, we gave notice of our election to redeem all $263.2 million aggregate principal amount of our outstanding November 2026 Notes. We expect the redemption to be completed on or about November 13, 2026. Following the redemption, none of the November 2026 Notes will remain outstanding, and our track record of prepaying and repaying unsecured bondholders increases to $5.5 billion over 959 tranches.
During the September 2026 quarter, we reduced our outstanding debt principal by $341.4 million, or 18% of our total debt liabilities, to $1.5 billion from $1.9 billion. As a result, our asset coverage ratio on senior securities representing indebtedness increased to 387.7% as of September 30, 2026 from 339.4% as of June 30, 2026, and our regulatory asset coverage ratio on senior securities (including our preferred equity) increased to 184.9% from 177.6%, respectively.

On October 30, 2025, we successfully completed the institutional issuance of approximately $167.6 million in aggregate principal amount of senior unsecured 5.50% Series A Notes due 2030 (the "5.50% 2030 Notes"), which mature on December 31, 2030.

On October 29, 2026, we priced an institutional offering of $300.0 million in aggregate principal amount of notes due 2031 (the "2031 Notes"). We expect net proceeds of approximately $283.4 million after deducting estimated offering expenses. The offering is expected to close on November 5, 2026, subject to customary closing conditions. The 2031 Notes will mature on October 31, 2031, and bear semi-annual interest. We intend to use the net proceeds primarily to refinance existing indebtedness, including the November 2026 Notes and/or borrowings under the Revolving Credit Facility.

On November 3, 2026, our Board of Directors increased the amount of shares of our common stock that may be repurchased under our share repurchase program up to an aggregate of $200.0 million.
Our unfunded eligible commitments to portfolio companies aggregate approximately $57.6 million, of which $5.9 million is considered outside our sole discretion, representing 1.0% and 0.1% of our total assets as of September 30, 2026, respectively.

	As of	As of
All amounts in $000’s	September 30, 2026	June 30, 2026
Net of Cash Debt to Total Assets Ratio	25.0%	28.6%
Net of Cash Debt to Total Equity Ratio(1)	33.9%	40.7%
% of Interest-Bearing Assets at Floating Rates(2)	76.5%	76.0%
Unsecured Debt + Perpetual Preferred Equity as % of Total Debt + Perpetual Preferred Equity	90.7%	83.7%

Balance Sheet Cash + Undrawn Revolving Credit Facility Commitments	$1,872,364	$1,602,744

Unencumbered Assets	$4,008,960	$4,242,977
% of Total Assets	66.4%	65.8%

(1)Including our perpetual preferred stock as equity.
(2)Calculated at fair value.

As of September 30, 2026, we have three separate unsecured debt issuances aggregating approximately $651.8 million outstanding, not including our program notes, with laddered maturities extending through December 2030. At September 30, 2026, $598.2 million of program notes were outstanding with laddered maturities through March 2052.
At September 30, 2026 our weighted average cost of unsecured debt financing was 4.84%, up from 4.54% since September 30, 2025.

We have raised significant capital from our existing perpetual preferred stock offering programs. The perpetual preferred stock provides Prospect with a diversified source of programmatic capital without creating scheduled amortization or maturity risk as we benefit from multiple perpetual preferred tranches.

EARNINGS CONFERENCE CALL
Prospect will host an earnings call on November 5, 2026 at 9:00 a.m. Eastern Time. Dial 888-338-7333. For a replay after November 5, 2026 visit www.prospectstreet.com or call 855-669-9658 with passcode 6303541.

PROSPECT CAPITAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES
(in thousands, except share and per share data)

	September 30, 2026	June 30, 2026

Assets
Investments at fair value:
Control investments (amortized cost of $3,323,679 and $3,367,618, respectively)	$3,360,718	$3,644,274
Affiliate investments (amortized cost of $12,835 and $12,835, respectively)	22,028	30,447
Non-control/non-affiliate investments (amortized cost of $2,607,805 and $2,934,916, respectively)	2,561,732	2,667,837
Total investments at fair value (amortized cost of $5,944,319 and $6,315,369, respectively)	5,944,478	6,342,558
Cash and cash equivalents (restricted cash of $1,986 and $2,812, respectively)	38,016	43,572
Receivables for:
Interest, net	23,039	17,350
Other	4,694	9,228
Derivative Assets, at fair value	14,373	18,900
Deferred financing costs on Revolving Credit Facility	12,940	14,128
Prepaid expenses	1,103	1,419
Due from Prospect Administration	—	1,351
Due from Affiliate	115	61
Due from broker	—	60
Total Assets	6,038,758	6,448,627
Liabilities
Public Notes (less unamortized discount and debt issuance costs of $8,668 and $10,547, respectively)	643,110	690,841
Prospect Capital InterNotes® (less unamortized debt issuance costs of $6,965 and $7,399, respectively)	591,263	607,480
Revolving Credit Facility	287,152	562,328
Due to Prospect Capital Management	38,885	38,946
Dividends payable	26,742	18,252
Interest payable	17,005	13,968
Due to broker	4,509	9,156
Accrued expenses	2,093	3,675
Due to Prospect Administration	1,325	—
Other liabilities	490	685
Total Liabilities	1,612,574	1,945,331
Commitments and Contingencies
Preferred Stock, par value $0.001 per share (764,723,593 and 766,678,529 shares of preferred stock authorized; 67,450,546 and 68,468,200 issued and outstanding, respectively)	1,551,095	1,574,450
Net Assets Applicable to Common Shares	$2,875,089	$2,928,846
Components of Net Assets Applicable to Common Shares and Net Assets, respectively
Common stock, par value $0.001 per share (3,235,276,407 and 1,233,321,471 common shares authorized; 536,295,785 and 512,746,556 issued and outstanding, respectively)	536	513
Paid-in capital in excess of par	4,363,871	4,310,026
Accumulated other comprehensive income (loss)	6,880	5,801
Distributions in excess of earnings	(1,496,198)	(1,387,494)
Net Assets Applicable to Common Shares	$2,875,089	$2,928,846
Net Asset Value Per Common Share	$5.36	$5.71

PROSPECT CAPITAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)

	Three Months Ended September 30,
	2026	2025
Investment Income
Interest income (excluding payment-in-kind (“PIK”) interest income):
Control investments	$52,227	$59,216
Non-control/non-affiliate investments	63,927	77,762
Total interest income (excluding PIK interest income)	116,154	136,978
PIK interest income:
Control investments	13,338	11,794
Non-control/non-affiliate investments	3,116	3,622
Total PIK Interest Income	16,454	15,416
Total interest income	132,608	152,394
Dividend income:
Control investments	2,416	877
Non-control/non-affiliate investments	3,059	2,696
Total dividend income	5,475	3,573
Other income:
Control investments	12,988	354
Non-control/non-affiliate investments	670	1,303
Total other income	13,658	1,657
Total Investment Income	151,741	157,624
Operating Expenses
Base management fee	31,218	33,617
Income incentive fee	7,743	1,234
Interest and credit facility expenses	30,636	33,687
Allocation of overhead from Prospect Administration	5,524	5,524
Audit, compliance and tax related fees	656	899
Directors’ fees	150	150
Other general and administrative expenses	2,705	3,163
Total Operating Expenses	78,632	78,274
Reimbursement of Administration Expenses	(3,250)	—
Total Net Operating Expenses	75,382	78,274
Net Investment Income	76,359	79,350
Net Realized and Net Change in Unrealized Gains (Losses) from Investments
Net realized gains (losses)
Control investments	131,559	847
Non-control/non-affiliate investments	(203,166)	(2,738)
Net realized gains (losses)	(71,607)	(1,891)
Net change in unrealized gains (losses)
Control investments	(239,617)	14,181
Affiliate investments	(8,419)	3,764
Non-control/non-affiliate investments	221,006	(17,346)
Net change in unrealized gains (losses)	(27,030)	599
Net Realized and Net Change in Unrealized Gains (Losses) from Investments	(98,637)	(1,292)
Net realized gains (losses) on extinguishment of debt	1,483	(77)
Net realized gains (losses) from derivative instruments and foreign currency transactions	(572)	—
Net change in unrealized gains (losses) from derivative instruments and foreign currency transactions	(188)	—
Net Increase (Decrease) in Net Assets Resulting from Operations	(21,555)	77,981
Preferred Stock dividends	(26,120)	(26,767)
Net gain (loss) on redemptions of Preferred Stock	(3,730)	(1,362)
Gain (loss) on Accretion to Redemption Value of Preferred Stock	(2,043)	(1,765)
Net Increase (Decrease) in Net Assets Resulting from Operations applicable to Common Stockholders	$(53,448)	$48,087

PROSPECT CAPITAL CORPORATION AND SUBSIDIARIES
ROLLFORWARD OF NET ASSET VALUE PER COMMON SHARE
(in actual dollars)

	Three Months Ended September 30,
	2026		2025
Per Share Data(9)
Net asset value per common share at beginning of period	$5.71		$6.56
Net investment income	0.15		0.17
Net realized and change in unrealized gains (losses)(1)	(0.20)		(0.01)
Net increase (decrease) from operations	(0.05)	(6)	0.16	(6)
Distributions of net investment income to preferred stockholders	(0.05)	(3)	(0.06)
Total distributions to preferred stockholders	(0.05)		(0.06)
Net increase (decrease) from operations applicable to common stockholders	(0.10)		0.10
Distributions of net investment income to common stockholders	(0.11)	(3)	(0.12)
Return of capital to common stockholders	—	(3)	(0.02)
Total distributions to common stockholders	(0.11)		(0.14)
Effect of other comprehensive income(7)			—
Common stock transactions(2)	(0.15)		(0.08)
Net asset value per common share at end of period	$5.36	(6)	$6.45	(6)

(1)Realized gains (losses) is inclusive of net realized losses (gains) on investments, net realized losses (gains) from extinguishment of debt, net realized gains (losses) on derivative instruments and foreign currency transactions, and net realized gains (losses) from the repurchases and redemptions of preferred stock.

(2)Common stock transactions include the effect of our issuance of common stock in public offerings (net of underwriting and offering costs), shares issued in connection with our common stock dividend reinvestment plan, common shares issued to acquire investments, common shares repurchased below net asset value pursuant to our Repurchase Program, and common shares issued pursuant to the Holder Optional Conversion of our 5.50% Preferred Stock and 6.50% Preferred Stock.

(3)Tax character of distributions is not yet finalized for the respective fiscal period and will not be finalized until we file our tax return for our tax year ending August 31, 2026.

(4)For the three months ended September 30, 2026 presented above, all shares of our issued and outstanding Convertible Preferred Stock had an anti-dilutive effect.

(5)The amounts reflected for the respective fiscal periods were updated based on tax information received subsequent to our Form 10-Q filing for September 30, 2025. Certain reclassifications have been made in the presentation of prior period amounts.

(6)Does not foot due to rounding.

(7)Effect of other comprehensive income is related to income/(loss) deemed attributable to instrument specific credit risk derived from changes in fair value associated with liabilities valued under the fair value option (ASC 825.)

(8)Effect is less than $0.01 per share.
(9)Per share data amount is based on the basic weighted average number of common shares outstanding for the year/period presented (except for dividends to stockholders which is based on actual rate per share).

INTERNAL RATE OF RETURN

Internal Rate of Return (“IRR”) is the discount rate that makes the net present value of all cash flows related to a particular investment equal to zero. IRR is gross of general expenses not related to specific investments as these expenses are not allocable to specific investments. Investments are considered to be exited when the original investment objective has been achieved through the receipt of cash and/or non-cash consideration upon the repayment of a debt investment or sale of an investment or through the determination that no further consideration was collectible and, thus, a loss may have been realized. Prospect’s gross IRR calculations are unaudited. Information regarding internal rates of return are historical results relating to Prospect’s past performance and are not necessarily indicative of future results, the achievement of which cannot be assured.

All track record data herein is as of September 30, 2026, unless otherwise noted. Middle-market lending track record segmentation by EBITDA represents EBITDA at the date of initial investment.

ANNUALIZED NET REALIZED LOSS RATE

Annualized net realized loss rate defined as realized gains/(losses) on investments as a percentage of total invested capital since inception, divided by the number of years since inception for the respective investments. Numbers may not add up to precise totals due to rounding.

PRIMARY ORIGINATION STRATEGIES

Our primary investment strategy is investing in private, middle-market companies in the U.S. in need of capital for refinancings, acquisitions, capital expenditures, growth initiatives, recapitalizations and other purposes. Typically, we focus on making investments in middle-market companies with annual revenues of less than $750 million and enterprise values of less than $1 billion. These private, middle-market companies are primarily owned by private equity funded and independent sponsors or us, as well as by a portfolio company’s management team, founder(s), or other investors. Our typical investment involves a senior and secured loan of less than $250 million.
Our investments in senior and secured loans are generally senior debt instruments that rank ahead of unsecured debt and equity of a given portfolio company. These loans also have the benefit of security interests on assets of the applicable portfolio company, which often rank ahead of any other security interests. We also make equity and equity-linked investments with capital-appreciation potential (such as senior and secured convertible debt, preferred equity, common equity and warrants).
We also invest a lesser amount of our assets in senior and secured debt and controlling equity positions in real estate investment trusts (“REIT” or “REITs”). The real estate investments of National Property REIT Corp. (“NPRC”) are in various classes of developed and occupied real estate properties that generate current yields, including multi-family properties and other tenant-diversified properties; historically, NPRC made investments in structured credit (primarily debt tranches). We historically invested in structured credit (primarily equity tranches).
We may also invest in other strategies and opportunities from time to time that the Investment Adviser views as attractive. The Investment Adviser may continue to evaluate other origination strategies in the ordinary course of business with no specific top-down allocation to any single origination strategy.
We directly originate the significant majority of our investments through our long-term relationships with private equity funded and independent sponsors, financial intermediaries, and management teams, as well as other sources. We seek to maximize returns, including both current yield and capital-appreciation potential, and minimize risk for our investors by applying rigorous credit and other analyses and cash-flow and asset-based lending techniques to originate, close, and monitor our investments.
We are consistently pursuing multiple investment opportunities. There can be no assurance that we will successfully consummate any investment opportunity we pursue. If any of these opportunities are consummated, there can be no assurance that investors will share our view of valuation or that any assets acquired will not be subject to future write downs, each of which could have an adverse effect on our stock price.

MIDDLE MARKET LENDING PORTFOLIO COMPANY EBITDA, NET LEVERAGE AND CASH INTEREST COVERAGE

Middle-Market Lending Portfolio Company Net Leverage (“Middle-Market Portfolio Net Leverage”) and Middle-Market Lending Portfolio Company Cash Interest Coverage (“Middle-Market Portfolio Cash Interest Coverage”) provide clarity into the underlying capital structure of PSEC’s middle-market loan portfolio investments and the likelihood that such portfolio will make interest payments and repay principal. Investments in real estate, subordinated structured notes, and equity (for which principal repayment is not fixed) and for which EBITDA is not available, negative or de minimis are not included in the calculations.

Middle-Market Portfolio Net Leverage reflects the simple average net leverage of each of PSEC’s middle-market loan portfolio investments. The net leverage for each such investment is calculated based on PSEC’s loan investment in the capital structure of the portfolio company, with a maximum limit of 10.0x, and adjusted EBITDA. This calculation excludes debt subordinate to PSEC’s position within the capital structure because PSEC’s exposure to interest payment and principal repayment risk is limited beyond that point. The calculation does not exceed 10.0x adjusted EBITDA for any individual investment because 10.0x captures the highest level of risk to PSEC.

Middle-Market Portfolio Cash Interest Coverage reflects the simple average cash interest coverage of each of PSEC’s middle-market loan portfolio investments. The cash interest coverage for each middle-market loan portfolio investment is calculated based on the portfolio company’s cash interest and adjusted EBITDA.

Middle-Market Portfolio Net Leverage and Middle-Market Portfolio Cash Interest Coverage generally indicates a portfolio company’s ability to make interest payments and repay principal. Adjusted EBITDA provides PSEC with insight into profitability and scale of the portfolio companies within PSEC's middle-market loan portfolio.

These calculations include addbacks and adjustments that are often negotiated and documented in the applicable investment documents, including but not limited to transaction costs, share-based compensation, management fees, foreign currency translation adjustments, and nonrecurring transaction expenses. Consumer finance companies are adjusted to treat third-party receivables financing as a cost of goods sold (rather than financing) because consumer finance companies typically rely on such financing to fund their lending activities.

Middle-Market Portfolio Net Leverage and Middle-Market Portfolio Cash Interest Coverage assist PSEC in assessing the likelihood that PSEC will timely receive interest and principal payments. However, these calculations are not meant to substitute for an analysis of PSEC’s underlying portfolio company debt investments, but to supplement such analysis.

About Prospect Capital Corporation

Prospect is a business development company that primarily lends to and invests in middle market privately-held companies. Prospect’s investment objective is to generate both current income and long-term capital appreciation.

Prospect has elected to be treated as a business development company under the Investment Company Act of 1940. Prospect has elected to be treated as a regulated investment company under the Internal Revenue Code of 1986.

Caution Concerning Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, whose safe harbor for forward-looking statements does not apply to business development companies. Any such statements, other than statements of historical fact, are highly likely to be affected by other unknowable future events and conditions, including elements of the future that are or are not under our control, and that we may or may not have considered; accordingly, such statements cannot be guarantees or assurances of any aspect of future performance. Actual developments and results are highly likely to vary materially from any forward-looking statements. Such statements speak only as of the time when made, and we undertake no obligation to update any such statement now or in the future.

For additional information, contact:

Grier Eliasek, President and Chief Operating Officer
grier@prospectcap.com
Telephone (212) 448-0702